Filed Pursuant to Rule 424(b)(3)
Registration No. 333-266136

PROSPECTUS SUPPLEMENT NO. 4

(To the Prospectus dated September 21, 2022)

Up to 10,916,647 Ordinary Shares Issuable Upon Exercise of Warrants

Up to 219,616,200 Ordinary Shares Offered by Selling Securityholders

Up to 4,666,667 Warrants to purchase Ordinary Shares offered by the Sponsor

This prospectus supplement supplements the prospectus, dated September 21, 2022 (the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-266136). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 6-K filed with the Securities and Exchange Commission (the “SEC”) on October 19, 2022 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of 10,916,647 Ordinary Shares consisting of (i) 6,249,980 of our ordinary shares, $0.01 nominal value, (“Ordinary Shares”) that may be issued upon exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50 (the “Public Warrants”), which were originally issued in the initial public offering of Oaktree Acquisition Corp. II (“OACB”) at a price of $10.00 per unit, with each unit consisting of one OACB Class A Ordinary Share (as defined in the Prospectus) and one-fourth of a Public Warrant, and (ii) 4,666,667 Ordinary Shares that may be issued upon exercise of warrants issued to Oaktree Acquisition Holdings II, L.P. (the “Sponsor”), and its transferees to purchase Ordinary Shares at an exercise price of $11.50 (the “Private Placement Warrants”). We refer to the Public Warrants and the Private Placement Warrants together as the “Warrants.”

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (collectively, the “Selling Securityholders”), or their permitted transferees, of up to (i) 17,493,000 Ordinary Shares subscribed for by the Selling Securityholders, for a subscription price of $10.00 per share, in the context of the PIPE Financing (as defined in the Prospectus), (ii) 6,250,000 Ordinary Shares issued to the Sponsor in exchange for OACB’s Class B Ordinary Shares, par value $0.0001 (which were purchased by the Sponsor for $25,000 or approximately $0.004 per share) in connection with the Business Combination (as defined in the Prospectus), (iii) 4,666,667 Ordinary Shares issuable upon exercise of Private Placement Warrants, (iv) 186,206,553 Ordinary Shares issued to former shareholders of Alvotech Holdings S.A. (“Alvotech Holdings”) in exchange for their Alvotech Holdings Ordinary Shares (as defined in the Prospectus) in connection with the Business Combination (subject to vesting and lockups) at an equity consideration value of $10.00 per share, (v) 5,000,000 Ordinary Shares subscribed for by Alvogen Lux Holdings S.à.r.l. and Aztiq Pharma Partners S.à.r.l., for a subscription price of $10.00 per share, in the context of the Alvogen-Aztiq Loan Advance Conversion (as defined in the Prospectus), and (vi) 4,666,667 Private Placement Warrants, which were purchased by the Sponsor at a price of $1.50 per warrant.

The Ordinary Shares and Warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “ALVO” and “ALVOW,” respectively. On October 17, 2022, the closing price of the Ordinary Shares on Nasdaq was $6.99. The Ordinary Shares are also listed on the Nasdaq First North Growth Market (“Nasdaq First North”) under the symbol “ALVO.”

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are a “foreign private issuer” under applicable SEC rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and are eligible for reduced public company disclosure requirements.

You should read the Prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in our securities involves risks. See “Risk Factors” beginning on page 11 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is October 19, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the Month of October 2022

Commission File Number: 001-41421

Alvotech

(Translation of registrant’s name into English)

9, Rue de Bitbourg,

L-1273 Luxembourg,

Grand Duchy of Luxembourg

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

☒  Form 20-F            ☐  Form 40-F

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

Press Release

On October 19, 2022, Alvotech announced that Alvotech and the JAMP Pharma Group have expanded their exclusive partnership to commercialize biosimilars developed and manufactured by Alvotech, by adding three new biosimilar candidates from Alvotech’s pipeline for the Canadian market. This Report on Form 6-K, including Exhibit 99.1 hereto, shall be deemed to be incorporated by reference into the registration statement on Form S-8 (File No. 333-266881) of Alvotech and to be a part thereof from the date on which this report is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 19, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALVOTECH

Date: October 19, 2022	By:	/s/ Tanya Zharov
Name: Tanya Zharov
Title: Deputy Chief Executive Officer

Exhibit 99.1

Alvotech and JAMP Pharma Expand Exclusive Partnership Adding

Two Biosimilar Candidates for Canadian Market, Bringing New Options for Patients in Specialty Care

•	Expanded partnership covers biosimilar candidates in immunology and oncology

REYKJAVIK, ICELAND & BOUCHERVILLE, QC (October 19, 2022) – Alvotech (NASDAQ: ALVO), a global biotech company specializing in the development and manufacture of biosimilar medicines for patients worldwide, and the JAMP Pharma Group (JAMP Pharma), a Canadian owned pharmaceutical company headquartered in the Montreal area, announced today that the companies have expanded their exclusive partnership to commercialize biosimilars developed and manufactured by Alvotech, by adding two biosimilar candidates from Alvotech’s pipeline: AVT16 a biosimilar for an immunology product and AVT33, a biosimilar for an oncology product.

“We are very pleased to be expanding our partnership with Alvotech, in order to bring more affordable biologics to patients in Canada,” said Louis Pilon, President and CEO of the JAMP Pharma Group. “Having already launched Simlandi™, a biosimilar of Humira, we will continue to leverage our BIOJAMP™ and JAMP Care™ platforms for the benefit of patients and caregivers.”

“The partnership with JAMP Pharma will allow us to accelerate towards establishing a leadership position in the Canadian biosimilars market,” said Robert Wessman, Founder and Executive Chairman of Alvotech. “Our mission is to broaden and simplify access to new biosimilars for patients around the world.”

Alvotech will be responsible for the development and commercial supply of the biosimilar candidates. In exchange for milestone payments and future sales royalties, JAMP Pharma will receive exclusive rights to commercialize Alvotech’s biosimilars in Canada, leveraging JAMP Pharma’s strong sales, marketing capabilities and experience in successfully commercializing new biosimilars in the fast-growing Canadian market.

In February 2022, JAMP Pharma announced the creation of BIOJAMP™ as part of its goal to establish itself as a leader in the Canadian biosimilars market. BIOJAMP™ and the JAMP Care™ patient support program, are both designed to simplify the process for patients and caregivers of transitioning to lower-cost biosimilar medicines.

About Simlandi™ (adalimumab)

Simlandi™ is a recombinant fully human immunoglobulin G1 (IgG1) kappa monoclonal antibody (mAb) that specifically binds to tumour necrosis factor-α (TNF) and blocks its interaction with the p55 (TNFR1) and p75 (TNFR2) cell surface TNF receptors, thereby neutralizing the effect of TNF in inflammatory conditions. Simlandi™ is an approved high-concentration, low-volume and citrate-free biosimilar to Humira® (adalimumab). The same biosimilar has also been approved in the EU, Norway, Iceland, Lichtenstein, the UK and Switzerland as Hukyndra®. Dossiers are under review in multiple countries, including in the United States. JAMP Pharma launched Alvotech’s Simlandi™ in Canada in April 2022.

About Alvotech

Alvotech is a biotech company, founded by Robert Wessman, focused solely on the development and manufacture of biosimilar medicines for patients worldwide. Alvotech seeks to be a global leader in the biosimilar space by delivering high quality, cost-effective products, and services, enabled by a fully integrated approach and broad in-house capabilities. Alvotech’s current pipeline contains eight biosimilar candidates aimed at treating autoimmune disorders, eye disorders, osteoporosis, respiratory disease, and cancer. Alvotech has formed a network of strategic commercial partnerships to provide global reach and leverage local expertise in markets that include the United States, Europe, Japan, China, and other Asian countries and large parts of South America, Africa and the Middle East. Alvotech’s commercial partners include Teva Pharmaceuticals, a US affiliate of Teva Pharmaceutical Industries Ltd. (US), STADA Arzneimittel AG (EU), Fuji Pharma Co., Ltd (Japan), Cipla/Cipla Gulf/Cipla Med Pro (Australia, New Zealand, South Africa/Africa), JAMP Pharma Corporation (Canada), Yangtze River Pharmaceutical (Group) Co., Ltd. (China), DKSH (Taiwan, Hong Kong, Cambodia, Malaysia, Singapore, Indonesia, India, Bangladesh and Pakistan), YAS Holding LLC (Middle East and North Africa), Abdi Ibrahim (Turkey), Kamada Ltd. (Israel), Mega Labs, Stein, Libbs, Tuteur and Saval (Latin America) and Lotus Pharmaceuticals Co., Ltd. (Thailand, Vietnam, Philippines, and South Korea). Each commercial partnership covers a unique set of product(s) and territories. Except as specifically set forth therein, Alvotech disclaims responsibility for the content of periodic filings, disclosures and other reports made available by its partners. For more information, please visit www.alvotech.com. None of the information on the Alvotech website shall be deemed part of this press release.

About JAMP Pharma Group

Founded 34 years ago, the JAMP Pharma Group is a privately-owned Canadian company headquartered in the Montreal area. The Group is active in all sectors of the pharmaceutical industry with its generic products (JAMP Pharma), branded products (Orimed Pharma), natural health products (Wampole and Laboratoire Suisse), and beauty and personal care products (Cosmetic Import Ltd). Having experienced remarkable growth over the past 10 years, the JAMP Pharma Group has a broad and diversified portfolio with over 300 molecules and 180 supplements and beauty products. JAMP Pharma is among the industry leaders in terms of annual prescription volume1 and is the Canadian leader in product launches2. Recently, the Group has made a major investment in biosimilars with the launch of its BIOJAMPTM division. For more information, please visit www.jamppharma.ca/en/

(1)

Pharmaceutical manufacturers with the highest reported prescription volume in Canada from August 2018 to August 2021. Based in part on data obtained under licence from IQVIA Solutions Canada Inc. on the following information service: CompuScript, August 2018 to August 2021. All rights reserved. This statement is not necessarily that of IQVIA Solutions Canada Inc. or any of its affiliates or subsidiaries.

(2)

Total number of notices of compliance (NOC), Health Canada, from April 1, 2020, to March 31, 2021. (Public information available at https://www.canada.ca/en/health-canada/services/drugs-health-products/drug-products/notice-compliance.html)

Alvotech Forward-Looking Statements

Certain statements in this communication may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1955, as amended. Forward-looking statements generally relate to future events or the future financial operating performance of Alvotech. For example, Alvotech’s expectations regarding partnerships, future milestone and royalty payments, product launches, future growth, results of operations, performance, future capital and other expenditures including the development of critical infrastructure for the global healthcare market, competitive advantages, business prospects and opportunities including pipeline product development, future plans and intentions, results, level of activities, performance, goals or achievements or other future events, regulatory review and interactions, the success of its commercial partnerships, including its partnership with JAMP Pharma, the potential approval and commercial launch of its product candidates, the timing of regulatory approvals and market launches, the estimated size of the total addressable market of Alvotech’s pipeline products, and the commercial success of Simlandi, AVT16 and AVT33, subject to regulatory approvals, in Canada and other countries. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential”, “aim” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Alvotech and its management, are inherently uncertain and are inherently subject to risks, variability, and contingencies, many of which are beyond Alvotech’s control. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against Alvotech or others following the business combination between Alvotech Holdings S.A., Oaktree Acquisition Corp. II and Alvotech; (2) the ability to maintain stock exchange listing standards; (3) changes in applicable laws or regulations; (4) the possibility that Alvotech may be adversely affected by other economic, business, and/or competitive factors; (5) Alvotech’s estimates of expenses and profitability; (6) Alvotech’s ability to develop, manufacture and commercialize the products and product candidates in its pipeline, including AVT16 and AVT33; (7) actions of regulatory authorities, which may affect the initiation, timing and progress of clinical studies or future regulatory approvals or marketing authorizations; (8) the ability of Alvotech or its partners to enroll and retain patients in clinical studies; (9) the ability of Alvotech or its partners to gain approval from regulators for planned clinical studies, study plans or sites; (10) the ability of Alvotech’s partners to conduct, supervise and monitor existing and potential future clinical studies, which may impact development timelines and plans; (11) Alvotech’s ability to obtain and maintain regulatory approval or authorizations of its products, including AVT16 and AVT33, including the timing or likelihood of expansion into additional markets or geographies; (12) the success of Alvotech’s current and future collaborations, joint ventures, partnerships or licensing arrangements, including the partnership with JAMP Pharma; (13) Alvotech’s ability, and that of its commercial partners, to execute their commercialization strategy for approved products, including Simlandi™; (14) Alvotech’s ability to manufacture sufficient commercial supply of its approved products, including Simlandi™; (15) the outcome of ongoing and future litigation regarding Alvotech’s products and product candidates; (16) the potential impact of the ongoing COVID-19 pandemic on the FDA’s review timelines, including its ability to complete timely inspection of manufacturing sites; and (17) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in documents that Alvotech may from time to time file or furnish with the SEC. There may be additional risks that Alvotech does not presently know or that Alvotech currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Alvotech does not undertake any duty to update these forward-looking statements or to inform the recipient of any matters of which any of them becomes aware of which may affect any matter referred to in this communication. Alvotech disclaims any and all liability for any loss or damage (whether foreseeable or not) suffered or incurred by any person or entity as a result of anything contained or omitted from this communication and such liability is expressly disclaimed. The recipient agrees that it shall not seek to sue or otherwise hold Alvotech or any of its directors, officers, employees, affiliates, agents, advisors, or representatives liable in any respect for the provision of this communication, the information contained in this communication, or the omission of any information from this communication.

CONTACTS

Alvotech Investor Relations and Global Communication

Benedikt Stefansson

alvotech.ir[at]alvotech.com

JAMP Pharma Media Relations

Alexandra Lewicki

JAMP Pharma Group Communication

alewicki[at]jamppharma.com